Filed pursuant to Rule 433
                                                             File No. 333-137215

Preliminary Term Sheet dated March 29, 2007.
(To Prospectus dated September 8, 2006, and to Product Supplement SP-1, dated December 6, 2006)
This Preliminary Term Sheet consists of 3 pages.

                         Hartford Life Insurance Company
                      Principal Protected Medium-Term Notes

The description in this preliminary term sheet is of the particular terms of the series of principal protected medium-term notes we anticipate offering on or about March 29, 2007. This preliminary term sheet supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006, and the Product Supplement SP-1 dated December 6, 2006, both of which are hereby incorporated by reference. If the notes described herein are issued, we will file a pricing supplement with the Securities and Exchange Commission as of the Trade Date.

      Anticipated Terms of Equity Indexed Notes due April 23, 2014

CUSIP Number:                     4165X2AP1
Series Number:                    407363
Trade Date:                       April 18, 2007
Issuance Date:                    April 23, 2007
Stated Maturity Date:             April 23, 2014
Supplemental Payments:            Yes [X]   No [ ]
  Relevant Index:                 S&P 500 Index
  Initial Index Level:            The value of the Relevant Index as of the
                                    close of business on April 18, 2007
  Participation Rate:             At least 103.00%.
  Off-Set Amount:                 None.
  Minimum Return:                 None.
  Maximum Return:                 None.
  Index Valuation Date(s):        The 18th day of each month, starting on
                                    November 18, 2013, and ending on
                                    April 18, 2014.
Interest Rate, if any:            None.
  Interest Payment Frequency:     N/A
  Initial Interest Payment Date:  N/A
  Day Count Convention:           N/A
Price to Public:                  100%
Agent's Discount:                 3.25%

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [ ] will be  [X] will not be available.
   Annual Put Limitation:         N/A
   Individual Put Limitation:     N/A
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

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

Authorized Denominations:         $1,000 integral amounts.

Calculation Agent:                Bear, Stearns & Co. Inc.

Other Provisions Relating
   to the Notes:                  None.

Special Tax Considerations: We will specify in the pricing supplement the "comparable yield" on the notes described above. We currently expect that the comparable yield will be approximately 4.61%, compounded annually. If this is the final "comparable yield," it would result in a "projected payment schedule," per $1,000 of a Note, of a single payment of $370.91 at maturity.
The table below shows the OID that will accrue each year, based on this estimated information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss.

  -------------------------------------------------------------------------
     CALENDAR YEAR         ACCRUED OID PER    TOTAL ACCRUED OID PER $1,000
                             $1,000 NOTE          NOTE THROUGH YEAR-END
  -------------------------------------------------------------------------
    2007 (from 4/23)            $31.71                    $31.71
  -------------------------------------------------------------------------
          2008                  $47.61                    $79.32
  -------------------------------------------------------------------------
          2009                  $49.75                   $129.07
  -------------------------------------------------------------------------
          2010                  $52.05                   $181.12
  -------------------------------------------------------------------------
          2011                  $54.39                   $235.51
  -------------------------------------------------------------------------
          2012                  $57.01                   $292.52
  -------------------------------------------------------------------------
          2013                  $59.59                   $352.11
  -------------------------------------------------------------------------
     2014 (to 4/23)             $18.80                   $370.91
  -------------------------------------------------------------------------

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in Product Supplement SP-1 dated December 6, 2006, and consult your tax adviser regarding your particular circumstances.


Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

             INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of April 23, 2007, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+

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

                       SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Index Return, reflecting the Ending Index Level, is as listed in the first column. The table reflects the minimum Participation Rate for the series of Notes described on the first page of this term sheet for the series of Notes described herein.

-------------------------------------------------------------------------------
  INDEX RETURN       INDEX RETURN X         SUPPLEMENTAL        TOTAL MATURITY
                   PARTICIPATION RATE         PAYMENT              PAYMENT
                        (103.00%)        (PER $1,000 NOTE)    (PER $1,000 NOTE)
-------------------------------------------------------------------------------
      80%                82.40%                $824.00            $1,824.00
-------------------------------------------------------------------------------
      60%                61.80%                $618.00            $1,618.00
-------------------------------------------------------------------------------
      40%                41.20%                $412.00            $1,412.00
-------------------------------------------------------------------------------
      20%                20.60%                $206.00            $1,206.00
-------------------------------------------------------------------------------
      10%                10.30%                $103.00            $1,103.00
-------------------------------------------------------------------------------
       5%                 5.15%                $51.50             $1,051.50
-------------------------------------------------------------------------------
       0%                  0%                    $0               $1,000.00
-------------------------------------------------------------------------------
      -5%                  0%                    $0               $1,000.00
-------------------------------------------------------------------------------
      -10%                 0%                    $0               $1,000.00
-------------------------------------------------------------------------------
      -20%                 0%                    $0               $1,000.00
-------------------------------------------------------------------------------
      -40%                 0%                    $0               $1,000.00
-------------------------------------------------------------------------------
      -60%                 0%                    $0               $1,000.00
-------------------------------------------------------------------------------
      -80%                 0%                    $0               $1,000.00
-------------------------------------------------------------------------------

This table is illustrative only. See the Product Supplement SP-1 described above for a more detailed description of the methodology for computing the amounts in this table.

                             ADDITIONAL INFORMATION

The Prospectus and the Product Supplement SP-1 referred to below are both available on the SEC Website as follows:

Product Supplement SP-1 dated December 6, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041306008408/0000930413-06-
008408-index.htm

Prospectus dated September 8, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041306006622/0000930413-06-
006622-index.htm

We have filed a registration statement (including the Prospectus and the Product Supplement SP-1) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Prospectus in that registration statement and other documents we have filed with the SEC (including the Product Supplement SP-1) for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus (including the Product Supplement SP-1). You may also request these documents by calling Bear, Stearns & Co. Inc. toll free at 1-866-803-9204.

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